Exhibit 10.1

Cavco Industries, Inc. Stock Option Agreement

Dear [Optionee]:

Effective [Date of Grant], you have been granted a non-qualified Option to purchase up to [Number of Shares] shares of the common stock, par value $.01 per share, of Cavco Industries, Inc., a Delaware corporation (the “Company”), for $[Option Price] per share (the “Option”). This Option is granted under the Cavco Industries, Inc. 2005 Stock Incentive Plan (as such plan may be amended from time to time, the “Plan”). A copy of the Plan is available to you upon request to the Corporate Secretary during the term of this Option. This Option will terminate upon the close of business on [Termination Date] unless earlier terminated as described herein or in the Plan. This Option will vest in full and become exercisable on [Date Grant Vests] (the “Vesting Date”), provided that, except as expressly provided in the proviso of the first sentence of the next paragraph, the optionee must be in continuous Employment in optionee’s current position or a more senior position with the Company from the Grant Date through the Vesting Date.

Except as otherwise provided below in this award agreement: (i) all rights to exercise this Option shall terminate four (4) months after the date the optionee ceases to be an employee of the Company for any reason other than death or Disability, (ii) in the event of the optionee’s death, this Option will terminate fifteen (15) months thereafter and (iii) in the event of the optionee’s Disability and resulting termination of Employment, this Option will terminate six (6) months after such optionee’s Employment Termination Date. In no case may this Option be exercised later than [Termination Date]. If the Employment of the optionee is terminated for cause, this Option shall thereafter be null and void for all purposes.

You may exercise any vested portion of this Option by electing to effect a broker-assisted cashless exercise, which involves the immediate sale of the stock received upon exercise in the open market through an approved broker who will pay to the Company the exercise price and tax withholdings attributable to such exercise.

In the event that you wish to exercise options and hold the shares, you must notify Cavco in writing of this intent and immediately tender payment by wire or certified check. Payment must be received by Cavco within one business day. For the purposes of determining any taxable gain for IRS reporting purposes, Cavco will use the most recent closing price available at the time written notice is received.

This Option is subject to the Plan, and the Plan will govern where there is any inconsistency between the Plan and this Option. The provisions of the Plan are also provisions of this Option, and all terms, provisions and definitions set forth in the Plan are incorporated in this Option and made a part of this Option for all purposes. Capitalized terms used but not defined in this Option will have the meanings assigned to such terms in the Plan. This Option has been signed in duplicate by Cavco Industries, Inc. and delivered to you, and (when you sign below) has been accepted by you effective as of [Effective Date].

ACCEPTED BY OPTIONEE as of [Effective Date]	CAVCO INDUSTRIES, INC.

By:
[Optionee]		[Corporate Officer]